Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-66269, 333-87038, 333-104954 and 333-110158 and S-8 Nos. 333-59164, 333-19465, 333-06771, 333-06765, 333-88544 and 333-116662) of Cypress Bioscience, Inc. of our reports dated February 25, 2005 with respect to: (1) the financial statements of Cypress Bioscience, Inc., and (2) management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Cypress Bioscience, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ Ernst & Young LLP
San Diego, California
March 11, 2005